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On May 19, 2009, PHH Corporation (“PHH”, the “Company,” “we,” “us,” or “our”) made an investor presentation at The Eighth Annual JMP Securities Research Conference in San Francisco. A copy of the presentation transcript is set forth below in its entirety. The presentation slides accompanying the presentation were filed by the Company with the Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K on May 19, 2009. Comments made by the moderator in the transcript reflect the moderator’s own ideas and beliefs and were not provided or reviewed by PHH.
Forward-Looking Statements
Statements in this presentation transcript that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Examples of forward-looking statements used in the following transcript include statements regarding our beliefs and expectations regarding future operating and financial performance.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the SEC under the Exchange Act in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.
Important Additional Information
PHH Corporation, on May 7, 2009, filed a proxy statement in connection with its 2009 Annual Meeting of Stockholders and advises its stockholders to read that proxy statement because it contains important information. Stockholders can obtain a free copy of that proxy statement and other documents (when available) that PHH files with the SEC at the Commission’s website at www.sec.gov. That proxy statement and these other documents are also available free of charge by directing a request to PHH Corporation, Attn: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 or visiting PHH’s website at www.phh.com under the “Investor Relations” tab.

PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the 2009 Annual Meeting of Stockholders. Information regarding the names, affiliations and interests of such individuals is contained PHH’s proxy statement referred to in the preceding paragraph.
TRANSCRIPT
Steve Delaney: Good morning everyone. I am Steve Delaney, mortgage finance analyst with JMP Securities. On behalf of my associate Trevor Franston here in the first row, its our pleasure to announce the first presenting company this morning. We are going to go ahead and start right on time. I think we’ve got a lot of people out there munching on muffins and downing their coffee, but they’ll join us...will need to just join us in process. We want to stay on track here.
So, PHH Corporation, ticker PHH...there is $20 for anybody who knows what PHH stands for...not currently covered by JMP Securities, but we think this is a very interesting company that’s well positioned in our primary coverage area of mortgage finance. The stock closed last night at $17.58. The market cap is just under $1 billion — let’s call it $950 million. Trailing about 75% of its last reported book value of a little over $23 a share.
So PHH is a leading national outsourcer, provider of outsourcing services for vehicle fleet management and for residential mortgage — a private label residential mortgage origination. The company is a top 10 residential originator. Expected volume this year — run rate is about $40 billion which will be close to about 2% national market share.
Here to present on behalf of the company today, the President and Chief Executive Officer, Terry Edwards, who is a 29 year veteran of PHH and came up on the mortgage side of the business. And also Sandra Bell, who is fairly new in the CFO role at PHH. She has 24 years of financial services experience, including a stint as executive vice president and CFO of the federal home loan bank of Cincinnati. And also representing the company, Nancy Kyle, Vice President, Investor Relations.
With that, we will turn it over to Terry and Sandra.
Terry Edwards: Thanks very much Steve. It’s great to be here today in San Francisco to share the PHH story. What we are going to do is two of us are going to present and we are going to walk you through our presentation that we did in the first quarter with our earnings release, with some subtle differences. And I will point out where the changes are in the slides when we start, where we provided new information this morning when we filed this with an 8-K.
So first few pages are the normal boilerplate that we have to go through. The agenda we are going to cover is we will overview the first quarter where we will go through the mortgage segment summary and the fleet summary. And then we will talk about the combined segment of the mortgage business in a new mortgage world...we will talk about our funding strategy and then we will open it up to questions and answers.
This slide here is the repeat of the first quarter. This provides highlights of the first quarter. I am not going to read the slide. This is not new information. More information for you so at your spot here or on the web as you are watching you can refer to this information, but again, our first quarter results — page 8.
Page 9: non-GAAP operating profit of $119 million for the first quarter. That $119 million includes add backs for credit losses and an add back for an MSR write down.
Here is our balance sheet. Conservatively we are levered at 5 to 1. So jumping into the mortgage segments, and this where I will start to introduce this concept of the new mortgage world. Strong first quarter results. Pricing margins remain healthy as we sit here halfway through the second quarter. Purchase volumes are about 30% of our business and we are maintaining our cost discipline as we continue to work through increased activity.
This is the adjusted mortgage results for the first quarter. $113 million from the mortgage origination segment and then add back $10 million of illiquid collateral that we wrote down. The PHH book, the mortgage book, is always mark-to-market.
So unlike all the other banks out there that you have an issue of what is market because of the held for investment portfolio, we don’t have a held for investment portfolio. Everything is held for sale.
So another subtle change to this slide here — this was also presented in the first quarter — of slide 13 for those of you observing on the web — I want to point out the green line. The pricing margins for loans held to be sold. If you look back over the last 9 months, that margin has stayed over 100 basis points. Typically, that margin would only go over 100 basis points during a refi mania type incentive like 2003; like the first quarter of last year.
However, the important thing to note is that during the third quarter and the fourth quarter of this year, when the mortgage business virtually stopped across the industry, pricing margins remained high.
So on the next slide, we are going to talk about an 80 basis point floor we think in pricing margins. But we are thinking the floor looks more like 100 basis points. Why? Because it’s a much smaller market now that the industry has consolidated dramatically. It’s led by the largest three banks in the country and then people like us follow close behind in the retail rankings. We expect to be the fourth largest retail originator at the end of the first quarter. So, retail players are obviously Wells, Bank of America and Chase, and then PHH shows up because of the way we do business. It’s largely a retail platform as we show up as the fourth largest retail player.

So, good news here. Pricing margins have been above 100 basis points for the last nine months, but the important thing is, during the period of time when the industry slowed down dramatically, the banks, our competitors, kept the margins up. So, we think that speaks volumes about the future of the new mortgage world.
Production segment outlook for 2009 — bottom line is Fannie Mae and others are projecting over $2 trillion market for the year. We have about a 2% market share so that should mean about $40 billion in production for us. That’s a good number since we say that we expect that breakeven, assuming 80 basis points — not 100 basis points, would be $27 billion in originations for us.
Page 15 is a setup page for the next slide. We provided this exact slide in our first quarter release and it sets up page 16 that I am going to get into and this what we call the matrix and on this matrix we show various volume scenarios and we show price margins. Price margins up top, that margin up above represents what we are able to sell the note for in the secondary market. So, basically, that’s revenue before any revenue from the 25 basis point servicing strip that we get and that we hold for the life of the loan.
You can see that we marked in the box that the first quarter ran at a $397 million run rate meaning we are running about a clip of $40 billion in terms of origination activity and margins were about 175 basis points. Our results were a little bit higher than that because of the mix of the business was different than the mix that we portray in the previous slide that sets up the matrix. So, great things happening in the mortgage origination business right now.
As we get into the servicing segment — lot of information here on this slide. I am not going to walk through. Bottom line — servicing lost $118 million in the first quarter. We had a $113 million in origination business that didn’t quite offset the servicing run off. Within the servicing, there is one driver — the main driver of its underperformance — is a $71 million of MSR write down. Because of the government came out with those new programs, we had to update our prepay expectations for the new programs that allow people to refinance even if they were under water equity-wise. As a result, that would increase some of the speeds and we took a $71 million write down.
We would expect that, if interest rates remain steady, in the second quarter we will not have to take an MSR write down. The other key drivers, if we move to the next slide Sandra, the other key drivers to get us back. We expect in a normal market, meaning not refi driven, to make about 10 basis points from the servicing platform. So, $130 billion in servicing portfolio, 10 basis points on that would mean about $130 million that would get thrown off pre-tax from the servicing segment. What kept it from happening in the first quarter was the MSR write down from excess foreclosure charges. Some losses within our captive insurance and then the impact as loans increase in delinquency because you get more delinquency there is less servicing value. When we add those back, we get to an adjusted $19 million loss for the first quarter.

Now, if we go to the next slide, in order to get to $130 million, two things have to happen. One, prepay speeds slow down. If prepay speeds go back to normal, instead of writing off about $60 million related to the decay prepayments, we would write off about $30 million in a normal quarter. So, you would add back the $30 million. The other driver would be as if LIBOR went back to what’s it’s been for about the last three year’s, about 380 rather than what it’s running lately, we would add to the escrow earnings that we have. We have $2.5 billion in escrows that earn basically LIBOR. So, earnings get depressed from that. So, what I am getting at here is, if the originations business was to start to slow down, we just start to see the servicing move back up. So you start to get balance.
Our MSR valuation. This is important. This is a repeat of a slide in the first quarter. Fact is, our MSR is conservatively valued. We’ve got some of the slowest prepay speeds in the industry because of the nature of our model. Our model is retail driven and it’s largely driven by calls coming into an 800 center versus people sitting there flipping a Rolodex and with churning the portfolio. So our portfolio doesn’t get churned like others in the industry. So, bottom line - conservatively valued.
A component of servicing value is delinquencies. You can see that, on slide 21, we outperformed the industry dramatically in terms of delinquency performance.
Page 22 — a repeat of what was in the first quarter. This is to let you know that there is risk and we do disclose it. We’ve got about $392 million that will be dropping down close to $300 million at the end of the first quarter in terms of recourse risk as that first $80 million goes away. We think we are adequately reserved with $88 million in reserves.
Our Atrium Reinsurance business. We think this is fully funded as well in that future premiums, coupled with the reserves that are booked, coupled with the cash that exists there will take care of any surprises that they may come from the captive insurance business.
The impact of government programs have not been factored in to our MSR. We would expect that we would benefit from some of the government programs that will pay up to $1,000 a year for three years for loan modifications. We have about 29,000 loans to potentially fit in those buckets and those programs are just getting started and we’ll start working through the pile and we’ll determine where we get an actual $1,000. The bottom line is this will enhance our value, but we don’t know to what degree at this point until we work through the pile to determine how many of those 29,000 actually become eligible for the modification program.
Risks and opportunities associated with the mortgage program. Again, this is a repeat you know. Fed policy — the government driving base interest rates. What happens with the jumbo market? Does TALF start to develop the jumbo market? If it does, that means that should be opportunity for us as that market comes back. We are in the jumbo business today, but basically for our clients who portfolio those loans. W e do those loans on a fee basis for our clients.
Economies of scale will continue to drive the opportunities for us to sign new accounts as banks continue to offer the mortgage product, but don’t necessarily want to run the back office. And then the impact of what happens with the recession could impact our credit losses. We’ll see how that plays out.
So outlook. Assumes stable rate environment. We are excited about the outlook. Strong mortgage production segment. We expect, if rates remain steady, minimal MSR valuation changes. We expect an increase in purchase origination volume as we move into the seasonal aspects of purchase volume picking up. So, bottom line, is a run rate for the business feels like that, that $2 trillion that the industry prognosticators have talked about.
Our mortgaged production segment is expected to more than offset MSR value lost to actual loan prepayments and then we will have continued provision for credit losses as we go, but we expect to out run that as well.
Bottom line as we would expect the quarterly combined more segments profit for the remainder of 2009 to be approximately $70 million using the first quarter run rate and assuming minimal MSR value impact.
So, new mortgage world. As I started to talk about, there’s some level of balance here. The mortgage origination business is expected to keep going strongly as the government tries — you know, our number one sales person right now would be President Obama telling everyone to refinance now. That works for us. So as people refinance or as the housing market starts to pick up with a low rate, we would expect to continue to do well in the origination business. But as I said, we expect it...the floor might be that 100 basis points and then a floor of 100 basis points scenario that talks to profitable originations business and, in a more normal market, a profitable servicing business as well.
So in a rising rate environment, the servicing segment would show improved profitability and in a declining rate environment, we might drop back to a number like $36 or $34 billion, but with 100 basis points of servicing. I mean 100 basis points of margin and $36 billion of originations, you get to $126 million in annual profits from the matrix on slide 17. And we also remain focused on managing our cost structure.
Shifting to the fleet management segment. This is a repeat of the slide that we presented with the quarterly information that we released in the first quarter. We have implemented new lease rate changes. New vehicle purchases reflect new pricing. For those of you that follow us, you know that we got in a funding mismatch and instead of being an $80 to $100 million business, we expect this business to be $20 to $30 million this year and we are working through that funding mismatch. All new vehicles as we put on a go forward basis are priced properly and we have to work through the legacy issue of the cars and light trucks that came on the books in the last two years.

The adjusted first quarter results look like $18 million, so getting into that $70 to $80 million run rate that we expect to get to in the next couple of years. Lease funding update. The good news is our assets are now eligible for TALF...that’s the bottom line here. Previously, towards the end of last year, when our stock got beat up pretty well, you know, there was some concern that we wouldn’t have funding for this business on a go forward basis. At a root of it though, one should know that our business is not necessarily funding driven, meaning what we bring to this business is what we call the art and science of fleet management. We help people to manage the cost associated with operating those vehicles.
They come to us for that main reason and then funding is something that we do as well. If funding as we said back in November were to completely disappear, we still have a business model that can drive significant profit, significant return. But the fact that the government is now involved in the program in both the US and Canada, will help us provide funding. But at the end of the day, our competitors and us all go to the same well and bottom line is we can compete on service and that’s where we think we are best in the business. Our outlook. Last two bullets. First two bullets are repeats. We expect $20 to $30 million of segment profit for the year and we expect to return to an annualized profitability level of $70 to $80 million within two years.
So bottom line — PHH expected results in the second quarter in this new world is the mortgage segment combined we expect in the second quarter to be $70 million. We expect the fleet segment to be $7 million. PHH combined profit of $77 million pre-tax — tax affected $0.85 a share. So from here I’ll flip it over to Sandra. She will take you through the funding strategy.
Sandra E. Bell: Hi. Just a couple of things I want to talk about. 2008 is a funding environment...for virtually any company was a difficult challenge. And I think what all of us CFOs learned, we don’t want to be dependent on one source...we want to have multiple sources. Traditional philosophy has always been duration match your assets and your cash flow against your liabilities. Don’t have too many things coming due at one time. We are on our path to reposition our balance sheet so our funding sources are transitioning at a more manageable level than we had to rely on in the past. And so we are looking at multi-sourced, multi-pronged, multi-duration strategy that looks across markets.
Obviously, Terry talked about the eligibility for the government programs here in the US and in Canada. Our interim funding strategy for us that we will be taking advantage of — our traditional sources of bank conduit markets, our revolver...when it starts renewing we will be looking at that as well as other private and public sources across the spectrum. And our goals are to have a well matched duration matched funding strategy with limited amounts of money coming due at any one point in time. And obviously the strategy we have about adding a depository to the mix helps add to that multi-sourced funding strategy.

So, I will just summarize where we are. We believe that PHH is well positioned in the new mortgage world for a number of reasons. One, the industry has consolidated fairly substantially. You have the top three or four mortgage players also controlling the deposit base in this country and so therefore having some control of their own funding cost. You also have capital demands on them. They need to earn their way out of their current capital positions and so we believe that’s going to lend to a high margin environment for the retail mortgage business for the foreseeable future. We have a mark-to-market balance sheet. We are what we are in the mortgage business. Our credit costs are well below the industry. The current underwriting policies in the industry are what we have done as a company over the years. We didn’t vary from that. Our company mission is we treat our customers like family and only those products we would actually put a family member in are those products that we would put our clients in.
Our fleet segment, we’ve...our new purchases are matching against our funding costs and we will continue to move to the level of $70 to $80 million in a couple of years. Those couple of years is because our assets have roughly 2 to 2.5 year duration so as those wind off we’re able to re-price that back to matching our funding. And in the end we believe the future is bright for both businesses. We are happy to take any questions.
Steve Delaney: We have about five minutes for questions. Right up front, Don.
Conference Attendee: [low audio]
Terry Edwards: Happy to answer the question. Now one of the rules we have because we are web cast is I have to repeat the question. [Laughter.] My first test of the day. So, the question is as, I think what you are saying is we all expect, I think what you are saying is one would expect that interest rates are going to rise and return to some more normal level. And to the extent that they rise and return to some more normal level that that extends the lives of the servicing...to the extent that we live in a new world where housing doesn’t turn over more quickly, what do we do differently and how do we look at life. So, I think I’ve got the question. So, you are nodding your head. Yes.
Conference Attendee: And does the prospect that mortgages extend beyond what we’re used to because we end up in an inflationary environment without government funding.
Terry Edwards: So, it more, so the question is what happens if mortgages extend more than we are used to. Bottom-line is, for us, PHH, that would be a great outcome for, the key reason being right now we do not hedge our mortgage servicing rights. So, to the extent that we have a rise in interest rates and the lives extends, we benefit in two ways. One, the rise in rates, we don’t have hedge losses to offset, and two, if the life extends, it extends and we get the improved increased value associated with the extension. As we work through today, you know, we are putting on...we are originating servicing as quickly as we can. But we are putting it on at, we believe, as a conservative value. We are basically at 5 to1 in the first quarter. So, we are putting it on at a conservative value and to the extent that it extends, that would be fine. To the extent that, on a go forward basis, we are talking about a smaller originations market perhaps, so what happens if instead of a $2 trillion market, a go forward basis looks more like a $1.5 trillion market because housing doesn’t turn over as quickly or if because people don’t refinance. At the end of the day for us, it becomes more and more difficult for everyone in the industry to compete in the business. It becomes more and more difficult for people to run banks, to run small platforms. So, it plays into our hands in that people have to outsource to us because there is a slower mortgage market overall. Typically, in the past over our history, when the mortgage business slows down industry-wide, we sign more accounts. So, that would be a good scenario for us that you laid out.
Conference Attendee: And then how much would the mortgage market have to shrink to offset [Inaudible].
Terry Edwards: Well, even in the slowest times, the back half of last year, I mean, there is still a mortgage market. And because there are fewer and fewer players, we’re going to be able to get a greater and greater share of what’s left. So bottom-line is, we don’t see a scenario where we’re not going to be able to effectively compete, especially as I laid out, you know, it’s a completely new world. There are significant barriers to enter this business now. The typical competitors came from mortgage brokers and “Johnny-Come-Latelies” when the business would look terrific.
The business hasn’t looked as good as it has looked, in my memory, as Steve indicated...29 years within the business...certainly my memory from when the accounting changes in the late 90’s when you had this crazy thing called gain on sale was created. So the margins have been the best since. At that time, when the margins get that good, typically you have new entrants into the business. But now, we have got barriers to enter the business and we don’t have funding, warehouse capacity, things like that, where mortgage brokers can just spring up anywhere. So, it’s a great place right now in mortgage origination business.
Steve Delaney: Brett.
Conference Attendee: Two questions and I’ll try to make them a little bit more compressed than Don did. [Laughter.] Do you see a lot of, in terms of new business coming on to your platform...you alluded to it a little bit and I’ve heard it before from the company. How many people...how many companies or banks do you have in the queue looking for, you know, I don’t want to do this anymore, it’s too complicated, too many people, let me shift over to PHH’s platform and what would it look like there if I am a bank?
Terry Edwards: Okay, so two questions. What does the queue look like in terms of new activity and then what’s the split look like, what does a bank make? So, first question. Queue, as we said publicly, continues to be robust. We have active dialog with a number of players. We have only signed one account recently in the first quarter, a little slower than our typical run rate. One of the reasons for that is the fact that banks have other fish to fry in the last six months and mortgage hasn’t been at top of the list. We continue to work with CFOs and CEOs of institutions and we continue to have a good dialog and exchange good information. So we feel good about the platform and we feel good about new signings.
The second part of the question?
Steve Delaney: We’ve got to make it quick because we’re off the clock.
Terry Edwards: Oh, the way the split works is a bank that we work with gets paid for the amount of work that they do. So to the extent that, and we’ve typically said publicly that’s a number like 40 to 100 basis points, so if a bank just makes our 800 number ring, they might get 40 basis points. If a bank fully takes applications and provides some level of documentations and they’re high loan balances, high credit scores, they might get 100 basis points. But at the end of the day, banks that work for us are profitable, when they work with us. They are not necessarily profitable when they don’t work with us.
Steve Delaney: Sorry, we’ve got to cut it off here, but if anyone would...the company will be here today in the building for one-on-ones. Just check with the desk if you would like to have some more time with the company. Thank you very much.
End of Transcript